Exhibit 1.2
FIRST AMENDMENT
TO
SECURITIES PURCHASE AGREEMENT
     THIS FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of March 3, 2006, by and among Immediatek, Inc., a Nevada corporation (the “Company”), Radical Holdings LP, a Texas limited partnership (“Radical”), Zach Bair, an individual residing in the State of Texas (“Bair”), and Paul Marin, an individual residing in the State of Texas (“Marin,” and together with Bair, collectively, the “Controlling Stockholders”). Each initially capitalized term used but not otherwise defined herein shall have the meanings assigned to it in the Securities Purchase Agreement (hereinafter defined).
RECITALS:
     WHEREAS, the Company, Radical and the Controlling Stockholders are parties to that certain Securities Purchase Agreement, dated as of January 24, 2006 (the “Securities Purchase Agreement”); and
     WHEREAS, the Company, Radical and the Controlling Stockholders desire to amend the Securities Purchase Agreement to the extent provided in this Amendment.
AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Amendments to the Securities Purchase Agreement.
     (a) Paragraph E of the Recitals of the Securities Purchase Agreement is hereby deleted in its entirety and replace with the following:
          “E. Among other conditions to the consummation of the transactions contemplated by this Agreement, the Company’s Board of Directors and shareholders are required to adopt and approve, and the Company will cause to occur, a one hundred-to-one reverse split of the Company’s Common Stock (the “Reverse Split”).”
     (b) Section 1.02 of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “Section 1.02 Closing. The Closing shall take place at 10:00 a.m. (local time) at the offices of Jenkens & Gilchrist, P.C., 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202, on April 4, 2006, or at such other location, date and time as may be agreed upon between the Company and the Purchaser (such closing being called the “Closing” and such date and time being called the “Closing Date”). At the Closing, the Company shall issue and deliver to the Purchaser a duly issued certificate representing the 4,392,286 Series A Shares. As payment in full for the Series A Shares, on the Closing Date, the Purchaser shall pay the Total Purchase Price, less any amounts disbursed pursuant to Section 5.14 (such amounts shall be credited towards the Total Purchase Price), by wire transfer or check, to the Company.”
     (c) Subsection 4.01(j) of the Securities Purchase Agreement is hereby deleted in its entirety.
     (d) Subsection 4.02(e) of the Securities Purchase Agreement is hereby deleted in its entirety.
     (e) Section 5.14 of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “Section 5.14 Funds Prior to Closing. The Purchaser may, from time to time, in its sole discretion, prior to the Closing, loan funds to the Company, Subsidiaries of the Company or their respective Affiliates. Any funds loaned to the Company, Subsidiaries of the Company or their respective Affiliates: (i) shall be applied in strict accordance with the uses approved by the Purchaser, (ii) shall, if the Closing occurs, be fully credited towards the Total Purchase Price, and (iii) shall, if this Agreement is terminated pursuant to Article VI or for any reason whatsoever, be repaid in full to the Purchaser, without interest and without deduction thereon, within thirty (30) days following the date of the termination of this Agreement. In the event that such funds loaned to the Company, Subsidiaries of the Company or their respective Affiliates are not repaid pursuant to item (iii) immediately above, the Company shall, and shall cause its Subsidiaries to, make in favor of the Purchaser a non-interest bearing note in the aggregate amount loaned by the Purchaser to the Company, Subsidiaries of the Company or their respective Affiliates and grant the Purchaser a security interest in all the assets of the Company and Subsidiaries of the Company to secure the repayment of all amounts due and payable under such note or notes. Such note or notes shall have a term of ninety (90) days, and such note or notes and security agreement shall be in a form reasonably satisfactory to the Purchaser.”
     (f) Section 5.18 of the Securities Purchase Agreement is hereby deleted in its entirety and replace with the following:
     “Section 5.18 Other Items. The Company shall have completed or resolved, and shall have caused its Subsidiaries to have completed and resolved, all of the actions and items listed in Schedule 5.18 hereto to the Purchaser’s reasonable satisfaction on or prior to the Closing Date. In

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connection therewith, the Purchaser and its counsel shall have a right to review, comment and approve all materials filed with any federal, state, municipal or other governmental body, department, commission, board, bureau, agency or instrumentality, domestic or foreign and all agreements entered into. Purchaser hereby covenants and agrees not to unreasonably interfere with, or hinder, the Company’s performance of this Section 5.18.”
     (g) The definition of “Transaction Documents” in Section 7.19 of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “Transaction Documents” shall mean this Agreement, the Investor’s Rights Agreement, the Satisfaction Agreements, the Cancellation Agreements, the Waivers, the Closing certificates, the Restated Articles, the Certificate of Designation, the Non-Competition Agreements, the Non-Disclosure and Proprietary Information and Intention Agreements, and any other documents or agreements required as a condition to the Closing or required to be delivered by the Company to the Purchaser.”
     (h) Exhibit A to the Securities Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.
     (i) Exhibit B to the Securities Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit B to this Amendment.
     (j) Exhibit E to the Securities Purchase Agreement is hereby deleted in its entirety.
2. Miscellaneous.
     (a) Effect of Amendment. The Company, Radical and the Controlling Stockholders hereby agree and acknowledge that, except as expressly provided in this Amendment, the Securities Purchase Agreement remains in full force and effect and has not been modified or amended in any respect, it being the intention of the Company, Radical and the Controlling Stockholders that this Amendment and the Securities Purchase Agreement be read, construed and interpreted as one and the same instrument. To the extent that any conflict exists between this Amendment and the Securities Purchase Agreement, the terms of this Amendment shall control and govern.
     (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of determining whether a party has signed this Amendment or any document contemplated hereby or any amendment or waiver hereof, only a handwritten original

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signature on a paper document or a facsimile copy of such a handwritten original signature shall constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.
SIGNATURE PAGE FOLLOWS

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     IN WITNESS WHEREOF, the Company, Radical and the Controlling Stockholders have executed this Amendment as of the day and year first above written.

Company:	IMMEDIATEK, INC.,
a Nevada corporation

	By:	/s/ Zach Bair

	Name:	Zach Bair
	Title:	President & Chief Executive Officer

Controlling Stockholders:

/s/ Zach Bair

Zach Bair

/s/ Paul Marin

Paul Marin

Radical:	RADICAL HOLDINGS LP,
a Texas limited partnership

	By:	Radical Management LLC,
a Texas limited liability company,
its general partner

		By:	/s/ Mark Cuban

		Name:	Mark Cuban
		Title:	President

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Exhibit A
FORM OF CERTIFICATE OF DESIGNATION
(attached)

Exhibit A
IMMEDIATEK, INC.
Certificate of Designation, Rights and Preferences of
Series A Convertible Preferred Stock
of
IMMEDIATEK, INC.
     Immediatek, Inc. (the “Corporation”), a corporation organized and existing under the law of the State of Nevada (the “NRS”), hereby certifies that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Amended and Restated Articles of Incorporation, as amended (the “Restated Articles “), which authorizes the issuance, by the Corporation, in one or more series of up to 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of NRS 78.1955, the Board of Directors at a meeting duly called and held on                      , 2006 duly adopted the following resolutions:
     RESOLVED, that, pursuant to the authority vested in the Board of Directors by the provisions of Article V of the Restated Articles and in accordance with the provisions of NRS 78.1955, the Board of Directors hereby creates and provides for the issue of a series of Preferred Stock consisting of 4,392,286 shares herein designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”), having the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Restated Articles that are applicable to the Preferred Stock of all series) are hereby fixed as follows (certain terms used herein being defined in Section B.3. hereof):
A. PROVISIONS RELATING TO THE SERIES A PREFERRED STOCK
     1. Dividends. The holders of the Series A Preferred Stock shall not be entitled to any preferential dividends. The holders of the Series A Preferred Stock shall be entitled to participate on an as-converted basis in cash any dividends declared and paid on the Common Stock.
     2. Liquidation.
          (a) Upon any Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the funds and assets of the Corporation legally available therefor (the “Available Assets and Funds”), before any payment shall be made to the holders of shares of Junior Stock, an amount per share equal to the greater of (i) the Stated Value for a share of Series A Preferred Stock and (ii) the amount such holder would have received had such holder converted such share of Series A Preferred Stock into shares of Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the Available Assets and Funds shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any Parity Stock shall share ratably in any distribution of the Available

Assets and Funds in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
     3. Ranking. The Series A Preferred Stock shall, with respect to redemption rights, rights on liquidation, winding up, corporate reorganization and dissolution rank senior to the Junior Stock.
     4. Conversion.
          (a) Right to Convert. Subject to and in compliance with this Section A.4., each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value for such share by the Conversion Price (defined below) for such share in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $[to be completed to equal 95% of outstanding Common Stock]. Such initial Conversion Price shall be subject to adjustment from time to time as provided in this Section A.4.
          (b) Mechanics of Conversion. Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
          (c) Adjustments for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Original Issue Date (as defined below) effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Original Issue Date combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection A.4.(c) shall become effective at the close of business on the date the subdivision or combination becomes effective. “Original Issue Date” means the date on which shares of Series A Preferred Stock are originally issued under this Certificate of Designation.
          (d) Adjustments for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be adjusted as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, so that it will equal the price determined by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection A.4.(d) as of the time of actual payment of such dividends or distributions.
          (e) Adjustments for Dividends and Other Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A.4 with respect to the rights of the holders of the Series A Preferred Stock.
          (f) Adjustment for Reclassification, Exchange and Substitution. In the event that, at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section A.4), then and in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.
          (g) No Adjustment for Certain Issuances. Notwithstanding anything to the contrary herein, no adjustment will be made to the Conversion Price (1) for issuances of Common Stock upon conversion of shares of the Series A Preferred Stock; or (2) for issuances of Common Stock, options, warrants or other convertible securities as a dividend or distribution on the Series A Preferred Stock.

          (h) Sale of Shares.
               (1) If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection A.4.(h) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in subsection A.4.(d) above and other than upon a subdivision or combination of shares of Common Stock as provided in subsection A.4.(c) above, then and in each such event the Conversion Price then in effect shall be adjusted as of the time of such issuance or sale so that it will equal the price determined by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or sale and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or sale plus the number of shares of Common Stock issued or sold.
               (2) For the purpose of the adjustment required under this subsection A.4.(h), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible or exchangeable, with or without consideration, into Additional Shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter referred to as “Convertible Securities”), then in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof. No further adjustment of the Conversion Price, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.
               If any such rights or options, or the conversion or exchange privilege represented by any such Convertible Securities, shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion or exchange of such Convertible Securities. Further, if any shares of Common Stock issuable upon the exercise or conversion of options or warrants that are issued and outstanding on the Original Issue Date shall no longer be issuable thereunder due to expiration, termination or otherwise, the Conversion Price shall be adjusted as of the time of such expiration so that it will equal the price determined by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such expiration, plus the number of shares of Common Stock no longer exercisable pursuant to such option or warrant and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such expiration.

               (3) For the purpose of the adjustment required under this subsection A.4.(h), if the Corporation issues or sells any rights or options for the purchase of Convertible Securities, then in each such case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion or exchange of the total amount of Convertible Securities covered by such rights or options. No further adjustment of the Conversion Price, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of paragraph (2) above for the readjustment of the Conversion Price upon the expiration of rights or options or the rights of conversion or exchange of Convertible Securities shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this paragraph (3).
          (i) Notices of Record Date. In the event of (a) any taking by the Corporation of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Person or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.
          (j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one share of the Corporation’s Common Stock on the date of conversion.
          (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          (l) Notices. All notices and other communications required by the provisions of this Section A.4 shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to each holder of record at the address of such holder appearing on the books of the Corporation. Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.
          (m) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.
          (n) No Dilution or Impairment. The Corporation shall not amend its Amended and Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding, or seeking to avoid, the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.
     5. Voting. The holders of shares of Series A Preferred Stock shall be entitled to vote on all matters required or permitted to be voted upon by the stockholders of the Corporation and, except to the extent specifically provided herein, each holder shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Series A Preferred Stock held by such holder could be converted, pursuant to the provisions of Section A.4, at the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, at the date such vote is taken or any written consent of stockholders is first executed. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock shall vote together as a single class with the holders of Common Stock on all matters.

B. GENERAL PROVISIONS
     1. Protective Provisions. In addition to any other vote or consent required herein or by law, unless the directors designated by the holders of the shares of the Series A Preferred Stock originally issued under the Purchase Agreement (as defined herein) control the Board of Directors of the Corporation with respect to all actions, for so long as any shares of the Series A Preferred Stock originally issued under the Purchase Agreement remain outstanding (subject to equitable adjustments for stock splits, stock dividends and the like with respect to the Series A Preferred Stock), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Amended and Restated Articles of Incorporation, and in addition to any other vote required by law or by the Amended and Restated Articles of Incorporation, the Corporation shall not, and the Corporation shall cause its subsidiaries not to, as applicable, without the prior vote or written consent of the holders of at least 75% of the shares of the Series A Preferred Stock originally issued under the Purchase Agreement then outstanding:
     (a) amend the articles or bylaws in any manner that would alter or change any of the rights, preferences, privileges or restrictions of the Series A Preferred Stock or the shares issuable upon conversion of the Series A Preferred Stock;
     (b) reclassify any outstanding securities into securities having rights, preferences or privileges senior to, or on a parity with, the Series A Preferred Stock;
     (c) authorize or issue any additional shares of capital stock (other than to holders of the Series A Preferred Stock);
     (d) merge or consolidate with or into any corporation or other Person;
     (e) sell all or substantially all their respective assets in a single transaction or series of related transactions;
     (f) license all or substantially all of their respective intellectual property in a single transaction or series of related transactions;
     (g) liquidate or dissolve;
     (h) alter any rights of the holders of the Series A Preferred Stock or change the size of the Board of Directors;
     (i) declare or pay any dividends (other than dividends payable to the Corporation or its subsidiaries) on or declare or make any other distribution, directly or indirectly, on account of any shares of Common Stock now or hereafter outstanding;
     (j) repurchase any outstanding shares of capital stock (other than repurchases or redemptions of the Series A Preferred Stock in accordance with the terms hereof);

     (k) approve or modify by 10% or more the aggregate amount of any annual or other operating or capital budget, or approve or modify by 50% or more any single line item of any such operating or capital budget;
     (l) increase the salary of any officer or employee or pay any bonus to any officer, director or employee not contemplated in a budget or bonus plan approved by directors designated by the holders of the shares of the Series A Preferred Stock originally issued under the Purchase Agreement then outstanding;
     (m) retain, terminate or enter into any salary or employment negotiations or employment agreement with any employee or any future employee;
     (n) incur indebtedness (other than trade payables) or enter into contracts or leases that require payments in excess of $5,000 in the aggregate;
     (o) make or incur any single capital expenditure;
     (p) award stock options, stock appreciation rights or similar employee benefits or determine vesting schedules, exercise prices or similar features;
     (q) make any material change in the nature of its business or enter into any new line of business, joint venture or similar arrangement;
     (r) pledge its assets or guarantee the obligations of any other individual or entity;
     (s) recommend approval of any new equity incentive plan;
     (t) form or acquire any subsidiary, joint venture or similar business entity; or
     (u) directly or indirectly enter into, or permit to exist, any material transaction with any affiliate of the Corporation, any director or officer or any affiliate of a director or officer, or transfer, pay, loan or otherwise obligate the Corporation to give cash, services, assets or other items of value to affiliates, officers or directors or any affiliate of a officer or director or commit to do any of the preceding after the date hereof, except for employee compensation or for reimbursement of ordinary business expenses.
     2. Board of Directors. For so long as any shares of the Series A Preferred Stock originally issued under the Purchase Agreement remain outstanding, the holders of a Majority-in-Interest of the shares of the Series A Preferred Stock originally issued under the Purchase Agreement then outstanding shall have the right to designate all the Persons to serve as directors on the Board of Directors of the Corporation and its subsidiaries. If the holders of the shares of the Series A Preferred Stock originally issued under the Purchase Agreement then outstanding choose not to designate any directors, the holders of a Majority-in-Interest of the shares of the Series A Preferred Stock originally issued under the Purchase Agreement then outstanding may appoint a designee to serve as an observer at all meetings of the Corporation’s or its subsidiaries’ Board of Directors and committees thereof, and such designee will be (a) entitled to all notices of meetings of the Board of Directors and committees thereof and all instruments in which action is proposed to be taken by written consent in lieu of a meeting, each as and when provided to the directors, and (b) furnished with the materials furnished to the directors for such meetings or written consents in lieu of a meeting. Notwithstanding anything herein to the contrary, for so long as the Radical Holdings LP or its affiliates owns any of the shares of the Series A Preferred Stock then issued and outstanding, the directors or any committee of directors of the Corporation or its subsidiaries shall not hold a meeting or take any action by written consent, unless written notice thereof, which contains a reasonable description of the matters to be acted upon, is sent to the holders of the Series A Preferred Stock at least ten calendar days in advance of the action proposed to be taken.
     3. Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:
“Additional Shares of Common Stock” means all shares of Common Stock issued after the Original Issue Date, in each event other than shares of Common Stock issued upon conversion of the Series A Preferred Stock.
“Common Stock” means the common stock of the Corporation, $0.001 par value per share.
“Fair Market Value” means (i) if the Common Stock is listed on a national securities exchange, the closing sale price per share on the principal exchange on which the Common Stock is listed as reported by such exchange, (ii) if the Common Stock is quoted in the National Market System, the closing sale price per share as reported by Nasdaq, (iii) if the Common Stock is traded in the over-the-counter market but not quoted in the National Market System, the average of the closing bid and asked quotations per share as reported by Nasdaq, or any other nationally accepted reporting medium if Nasdaq quotations shall be unavailable, or (iv) if none of the foregoing applies, the fair market value of such stock as reasonably determined in good faith by the Board of Directors of the Corporation.
“Junior Stock” means shares of Common Stock and any other class or series of capital stock of the Corporation that by its express terms provides that is ranks junior to the Series A Preferred Stock as to distribution of assets on liquidation, dissolution or winding up.
“Liquidation Event” means the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and also includes (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the sale, disposition or other transfer of more than fifty percent (50%) of the outstanding voting power of the Corporation or (ii) a sale, exclusive license or other disposition of all or substantially all of the assets of the Corporation.
“Majority-in-Interest” means the holders of a majority of the Series A Preferred Stock.
“Parity Stock” means any class or series of capital stock of the Corporation ranking on a parity with the Series A Preferred Stock as to distribution of assets on liquidation, dissolution or winding up.

“Person” means any individual, corporation, partnership, trust, joint venture, organization, association, government or agency or political subdivision thereof, or any other entity.
“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of January 24, 2006, by and among the Corporation, Radical Holdings LP and the other parties thereto, as amended by that certain First Amendment to Securities Purchase Agreement, dated as of March 3, 2006.
“Senior Stock” any class or series of capital stock of the Corporation that by its express terms provides that it ranks senior to the Series A Preferred Stock as to distribution of assets on liquidation, dissolution or winding up.
“Stated Value” means a stated value per share equal to $0.683015632 with respect to the Series A Preferred Stock.
SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, Immediatek, Inc. has caused this Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock to be signed by its President, on this ___day of___2006, and such person hereby affirms under penalty of perjury that this Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock is the act and deed of Immediatek, Inc. and that the facts stated herein are true and correct.

IMMEDIATEK, INC.

By:

Name: Zach Bair
Title: President

Exhibit B
FORM OF AMENDED AND RESTATED ARTICLES

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
IMMEDIATEK, INC.
     That the undersigned for the purpose of forming a corporation under and by virtue of the laws of the State of Nevada, do hereby adopt the following Amended and Restated Articles of Incorporation.
ARTICLE I
The name of the corporation shall be Immediatek, Inc.
ARTICLE II
     The incorporators:
Zach Bair, 10488 Brockwood Road, Dallas, Texas, 75238
Paul Marin, 10488 Brockwood Road, Dallas, Texas, 75238
ARTICLE III
     The purpose for which this corporation is organized is the transaction of any and all lawful business.
ARTICLE IV
     There are no limitations on the powers of the corporation.
ARTICLE V
     Section 5.01 Authorization and Characteristics of Shares The corporation shall have authority to issue five hundred million (500,000,000) shares of common stock at a par value of $0.001 per share; and five million (5,000,000) shares of preferred stock at a par value of $0.001 per share. The preferred stock may be issued, from time to time, in one or more series, as authorized by the Board of Directors. The Board of Directors, by resolution, shall designate that series to distinguish it from other series and classes of stock of the corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions, and qualifications of, the shares of the series, including any preferences, voting power, dividend rights and redemption, sinking fund and conversion rights. The relative powers, preferences and rights of each series of preferred stock in relation to the powers, preferences and rights of each other series of preferred stock shall be as fixed, from time to time, by the Board of Directors in the resolution or resolutions authorizing the issuance of each series adopted by the Board of Directors.

     Except as otherwise required by law, these Amended and Restated Articles of Incorporation or the provisions of any resolutions adopted by the Board of Directors authorizing the issuance of preferred stock, each holder of shares of common stock shall be entitled to one vote in respect of each share of common stock held in his name on the books of the corporation on each matter voted upon by the stockholders. Cumulative voting of shares is expressly prohibited.
     Section 5.02 Reverse Split of Outstanding Stock Each one (1) share of common stock of the corporation, par value $0.001 per share, either issued and outstanding or held by the corporation in treasury, immediately prior to the time of the filing and recording of these Amended and Restated Articles of Incorporation (“Articles”) in the Office of the Secretary of State of the State of Nevada, shall, upon the filing and recording of the Articles in the Office of the Secretary of State of the State of Nevada, thereby and thereupon automatically be reclassified and changed, without any further action, into one-one hundredth (1/100th) of a validly issued, fully paid and nonassessable share of common stock of the corporation, par value $0.001 per share. Further, each one (1) share of common stock of the corporation, par value $0.001 per share, issuable upon the exercise or conversion of any and every option, warrant or other right outstanding immediately prior to the time of the filing and recording of the Articles in the Office of the Secretary of State of the State of Nevada, shall, upon the filing and recording of the Articles in the Office of the Secretary of State of the State of Nevada, thereby and thereupon automatically be reclassified and adjusted, without any further action, into one-one hundredth (1/100th) of a share of common stock of the corporation, par value $0.001 per share, and the exercise or conversion price of such right, option or warrant shall, upon the filing and recording of the Articles in the Office of the Secretary of State of the State of Nevada, thereby and thereupon automatically be proportionately adjusted, without any further action, by multiplying the exercise or conversion price then in effect by one hundred (100), all in accordance with, and upon, the terms of such right, option or warrant. The corporation shall not issue any fractional shares with respect to the combination. To the extent that a shareholder holds a fractional share of common stock after giving effect to the combination provided for in this Section 5.02, such shareholder shall receive one whole share of common stock in lieu of such fractional share.
ARTICLE VI
     The holders of the capital stock of the corporation shall not have any preemptive rights.

ARTICLE VII
     The corporation shall be managed by a Board of Directors whose number, duties and responsibilities are set forth in Bylaws adopted by the corporation. The names and addresses of the persons who currently serve as Directors are as follows:
Zach Bair, 10488 Brockwood Road, Dallas, Texas, 75238
Paul Marin, 10488 Brockwood Road, Dallas, Texas, 75238
ARTICLE VII
     The name and address of the Resident Agent is:
Nevada Corporate Headquarters
101 Convention Center Drive, Suite 700
Las Vegas, NV 89109
ARTICLE IX
     The Board of Directors of the corporation may, from time to time, distribute on a pro-rata basis to the shareholders of the corporation out of the capital surplus of the corporation, a portion of the corporation’s assets, in cash or property.
ARTICLE X
     The corporation shall indemnify the directors and officers of the corporation from any and all liability to the fullest extent permitted by law.
     These Amended and Restated Articles of Incorporation have been duly adopted in accordance with general corporation law of the State of Nevada.
     The number of shares of the corporation outstanding that were entitled to vote on an amendment to the Articles of Incorporation was: 32,394,655; that said changes and amendments have been consented to and approved by the stockholders holding at least a majority of each class of voting stock outstanding and entitled to vote thereon.
     The number of shares that consent to such amendments was 16,556,712 (51.1%) and the number that voted against was 0 (0%).

     The undersigned has signed these Amended and Restated Articles of Incorporation on                                         , 2006.

Signed:

Zach Bair
Chief Executive Officer & President